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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): JANUARY 20, 2000


                              ARDENT SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                    (State of incorporation or organization)

         0-20059                                         04-2818132
(Commission File Number)                    (I.R.S. Employer Identification No.)


                  50 WASHINGTON STREET, WESTBORO, MA 01581-1021
               (Address of Principal Executive Office) (Zip Code)

       Registrant's telephone number, including area code: (508) 366-3888





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ITEM 5.  OTHER EVENTS.

1999 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth compensation received by

-    the Company's Chief Executive Officer during 1999,

- the four other most highly compensated executive officers in 1999 who were serving as such on December 31, 1999

The table details compensation received for services rendered to the Company during the fiscal years ended December 31, 1999, 1998 and 1997.

                                                                              LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                     ANNUAL COMPENSATION    SHARES UNDER
                                                     -------------------      OPTIONS              ALL
NAME AND PRINCIPAL POSITION                          SALARY(1)    BONUS        AWARDED            OTHER
   ON DECEMBER 31, 1999                   YEAR        ($)          ($)           (#)        COMPENSATION(1)(2)
---------------------------               ----       -------     -------    ------------    ------------------

Peter Gyenes(3).........................  1999       350,000     525,000            --            81,074
Chief Executive Officer, President        1998       300,000     225,000       400,000            81,890
and Chairman of the Board                 1997       233,077     150,000        75,000            81,613

Charles F. Kane.........................  1999       200,000     110,000            --            43,183
Vice President, Finance and               1998       165,000     150,000        55,000            43,002
Chief Financial Officer                   1997       162,939      50,000            --            41,804

Cornelius P. McMullan...................  1999       200,000     110,000            --                --
Vice President, International             1998       180,000     120,000        50,000                --
Operations                                1997       170,827      50,000       100,000                --

James D. Foy............................  1999       200,000     110,000            --            81,267
Vice President, Engineering               1998       165,000     150,000        55,000            81,875
                                          1997       165,000      50,000        52,351            81,405

Peter L. Fiore..........................  1999       200,000     110,000            --            42,957
Vice President, Data Warehousing          1998       165,000     125,000        55,000            42,775
                                          1997       155,000      45,000        24,000            41,576

(1) Salary includes amounts deferred by the named executive officer, and All Other Compensation includes the Company's contribution, under the deferred compensation and profit-sharing plan established pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all domestic employees of the Company and allows each participant to contribute up to 15% of his or her base wage up to an amount not to exceed an annual statutory maximum ($10,000 in 1999). The Company matches contributions in an amount equal to 50% of the contributions of each participant up to 6% of such participant's annual compensation.

(2) All Other Compensation includes, for each of the executive officers except Mr. McMullan, the value, projected on an actuarial basis, of the benefit to the executive of the premium paid by the Company during the year on an insurance policy on the life of the executive purchased in connection with a split-dollar agreement. Each policy is a whole-life policy to be paid in ten equal annual premiums, which the Company has agreed to pay so long as the executive continues to be employed by the Company and, in some circumstances, including the occurrence of change-in-control events, thereafter. The Company has limited rights to borrow against each policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow limited amounts under the policies and to receive the respective death benefits net of premium amounts paid by the Company. The benefits in 1999 were: Mr. Gyenes, $76,274; Mr. Kane, $38,383; Mr. Foy, $76,467; and Mr. Fiore, $38,157.

(3)  Mr. Gyenes became President and Chief Executive Officer on April 1, 1997.

SEVERANCE ARRANGEMENTS ON CHANGE-IN-CONTROL

The Company has a policy providing that each of its executive officers will, upon termination of their employment within one year following a change-in-control of the Company, be entitled to severance compensation equal to one year's salary (two years' in the case of the Chief Executive Officer and founders) and any applicable planned discretionary bonus. This does not include voluntary termination or termination for cause.



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OPTION EXERCISE AND YEAR-END VALUE TABLE

The following option exercise and year-end value table sets forth information regarding the exercise of stock options by the named executive officers during the fiscal year ended December 31, 1999 and the number and unrealized value or spread (the difference between the exercise price and the market value) of unexercised options held by such officers on December 31, 1999. All of such options were then exercisable, but some of the underlying shares were subject to vesting over a five year period, subject to acceleration upon certain change of control events. The table does not include shares purchased under the employee stock purchase plan, which is described in the related section below.


                                                        SHARES UNDER UNEXERCISED        VALUE OF UNEXERCISED IN THE MONEY
                              SHARES                 OPTIONS AT FISCAL YEAR END(#)        OPTIONS AT FISCAL YEAR END($)
                           ACQUIRED ON     VALUE     ----------------------------    -------------------------------------
           NAME              EXERCISE     REALIZED   VESTED    UNVESTED    TOTAL       VESTED      UNVESTED       TOTAL
           ----            -----------  ----------   -------   --------   -------    ----------   ----------   -----------

Peter Gyenes..............   81,529     $1,488,845   202,221   316,250    518,471    $5,772,912   $8,782,969   $14,555,881
Charles F. Kane...........   25,000        431,661    72,917    57,083    130,000     2,236,781    1,494,313     3,731,094
Cornelius P. McMullan.....       --             --    75,000    75,000    150,000     2,306,249    2,118,751     4,425,000
James D. Foy..............       --             --    92,329    73,200    165,529     2,841,364    1,990,222     4,831,585
Peter L. Fiore............   18,933        323,530    69,048    67,853    136,901     1,961,136    1,784,615     3,745,751


DIRECTOR COMPENSATION

Each director who is not also an employee of the company is paid a quarterly fee of $4,000. Such directors are also paid $1,000 for each Board meeting and $500 for each committee meeting attended. Directors also are reimbursed for traveling costs and other out-of-pocket expenses incurred in connection with meeting attendance. Under the Company's 1991 Director Stock Option Plan, each non-employee director is automatically entitled to receive upon first joining the Board an option for the purchase of 15,000 shares of the Company's common stock and on January 31 of each year thereafter an option for the purchase of 10,000 shares, in each case exercisable, subject to a three year vesting period, with acceleration upon certain change-in-control events, at a price per share equal to fair market value at the date of grant.



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                       BOARD COMPENSATION COMMITTEE REPORT

The overall policy for compensating executive officers has been based upon the following three principles:

1. Aggregate compensation should be sufficiently competitive within the software industry to retain and, when necessary, attract executives capable of leading the Company.

2. The executive officers of the Company, other than the Chief Executive Officer, should function and succeed as a team and, therefore, there should not be significant differences in compensation among those officers.

3. A significant portion of aggregate compensation opportunity should depend upon the achievement of Company goals.

The main components of the Company's executive compensation program are salary, bonuses and stock options. Executives are also eligible to participate in various benefit programs provided to all full time employees, including 401(k) and employee stock purchase plans. In addition, there is a split-dollar life insurance program for executive officers.

Salary and Bonuses. The committee's objective has been to fix levels of salary plus bonus opportunity for executive officers at the average levels for comparable companies within the software industry. Based upon review of various surveys of compensation within the industry, the committee believes that this objective has generally been achieved. Because one of the Company's overall principles for compensating executive officers, other than the Chief Executive Officer, has been that there should not be significant differences in compensation among those officers, the Committee's comparison of the Company's compensation levels with those of other companies has been done on an aggregate rather than position by position basis.

Executive salaries have been fixed based upon subjective consideration of several factors, principally including salary levels of comparable companies in the industry. Each of the executives has been paid a similar salary, except for the Chief Executive Officer (see discussion below).

At the beginning of each year, the committee establishes a bonus opportunity for key employees, other than sales and sales support personnel who receive commissions and bonuses based upon sales. The 1999 bonus plan for executive officers provided for bonuses based upon the Company's achievement of certain earnings per share as well as the contribution of the executives, in the judgement of the Committee, to the Company's performance during the year.

Stock Options. The committee believes that equity ownership by executive officers, as well as by other employees, provides an important long-term incentive for retention and team-oriented performance. Executive officers, as well as other employees of the Company, have historically been given, at the time of initial hiring, an equity ownership opportunity in the form of stock options. Such equity has generally been subject to vesting over several years. From time to time executive officers and other employees have been given additional stock options, most recently in 1998. No stock options were granted to executive officers in 1999.

Chief Executive Officer's Compensation. Mr. Gyenes' base salary during 1999 represented an increase of approximately 17% over his rate of salary as CEO in 1998. The increase was based upon his performance as CEO during 1998 and was determined to be appropriate based upon levels of CEO salaries for comparable companies in the software industry. His bonus for 1999 was determined in accordance with the 1999 bonus plan for executive officers and on his role in initiating and negotiating the agreement of merger with Informix Corporation.

Compensation Not Qualifying for Tax Deductibility. Section 162(m) of the Internal Revenue Code provides in general that compensation to some individual executive officers during any year in excess of $1 million is not deductible by a public company. The committee believes that, given the general range of salaries and bonuses for executive officers of the Company and the nature of the options generally held by them (some options do not result in income which is includable in the amounts which are non-deductible), the $1 million threshold of
Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the committee has not considered what its policy regarding compensation not qualifying for federal tax deductibility might be at such time, if ever, as that threshold is within range of any executive officer.


                                                  Compensation Committee


                                                  Robert G. Claussen
                                                  Martin T. Hart


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COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following performance graph assumes an investment of $100 on December 31, 1994 and compares the change to December 31, 1995, 1996, 1997, 1998 and 1999 in the market price of the Company's common stock with a broad market index (S&P
500) and an industry index (S&P Computer Software & Services). The Company paid no dividends during the periods shown. The performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between these dates.


  MEASUREMENT PERIOD          ARDENT                             S&P SOFTWARE &
(FISCAL YEAR COVERED)      SOFTWARE, INC.         S&P 500           SERVICES
---------------------      -------------          -------        --------------

     12/31/94                   100                100                  100
     12/31/95                    53                138                  141
     12/31/96                    42                169                  218
     12/31/97                    45                226                  304
     12/31/98                   130                290                  551
     12/31/99                   220                351                1,020


The Compensation Committee Report and the Comparison of Cumulative Total Stockholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the SEC.

ITEM 7.  FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION.

         (a)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         Not applicable.

         (b)   PRO FORMA FINANCIAL INFORMATION.

         Not applicable.







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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          ARDENT SOFTWARE, INC.


Date: January 20, 2000                    By: /s/ Peter Gyenes
                                              ----------------------------------
                                              Peter Gyenes
                                              Chief Executive Officer, President
                                              and Chairman of the Board











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